SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. )*


                                  HearMe, Inc.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   62473C 10 1
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 29
                            Exhibit Index on Page 27

CUSIP NO. 62473C 10 1                                         PAGE 2 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV L.P. ("A4")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,619,379  shares,  except  that  Accel IV  Associates  L.P.
    NUMBER OF       ("A4A"),  the  general  partner of A4, may be deemed to have
     SHARES         sole  power  to  vote  these   shares,   and  Swartz  Family
   BENEFICIALLY     Partnership L.P. ("SFP"),  James W. Breyer ("Breyer"),  Luke
    OWNED BY        B. Evnin  ("Evnin"),  Eugene D. Hill, III ("Hill"),  Paul H.
      EACH          Klingenstein    ("Klingenstein"),    Arthur   C.   Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                     -----------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,619,379  shares,  except that A4A, the general  partner of
                    A4,  may be deemed to have sole  power to  dispose  of these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,619,379
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.04%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 3 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV Associates L.P. ("A4A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,619,379  shares,  all of which are directly owned by Accel
    NUMBER OF       IV L.P.  ("A4").  A4A,  the  general  partner  of A4, may be
     SHARES         deemed to have sole power to vote these  shares,  and Swartz
   BENEFICIALLY     Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
    OWNED BY        Luke B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"), Paul
      EACH          H.  Klingenstein   ("Klingenstein"),   Arthur  C.  Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                     -----------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,619,379  shares,  all of which are  directly  owned by A4.
                    A4A, the general partner of A4, and SFP, the general partner of A4A, may be deemed to have sole power to dispose of these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,619,379
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 4 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu L.P. ("AK")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    54,332  shares,  except  that  Accel  Partners  &  Co.  Inc.
    NUMBER OF       ("AP&C"),  the general  partner of AK, may be deemed to have
     SHARES         sole  power  to vote  these  shares,  and  James  W.  Breyer
   BENEFICIALLY     ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    OWNED BY        ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
      EACH          Sednaoui  ("Sednaoui ") and James R. Swartz ("Swartz"),  the
    REPORTING       officers of AP&C, may be deemed to have shared power to vote
     PERSON         these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    54,332 shares,  except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz, the
                    officers  of AP&C,  may be  deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   54,332
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 5 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Partners & Co. Inc. ("AP&C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    54,332  shares,  all of which  are  directly  owned by Accel
    NUMBER OF       Keiretsu L.P.  ("AK").  AP&C, the general partner of AK, may
     SHARES         be deemed to have sole power to vote these shares, and James
   BENEFICIALLY     W. Breyer  ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D.
    OWNED BY        Hill, III ("Hill"),  Arthur C. Patterson  ("Patterson"),  G.
      EACH          Carter   Sednaoui   ("Sednaoui   ")  and  James  R.   Swartz
    REPORTING       ("Swartz"),  the  officers  of AP&C,  may be  deemed to have
     PERSON         shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    54,332 shares,  all of which are directly owned by AK. AP&C, the general  partner of AK, may be deemed to have sole power to  dispose  of  these  shares,  and  Breyer,  Evnin,  Hill,
                    Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   54,332
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 6 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '94 L.P. ("AI94")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    105,803 shares, except that James W. Breyer ("Breyer"), Luke
    NUMBER OF       B. Evnin ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),
     SHARES         Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
   BENEFICIALLY     ("Sednaoui  ") and James R. Swartz  ("Swartz"),  the general
    OWNED BY        partners of AI94, may be deemed to have shared power to vote
      EACH          these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    105,803  shares,  except that Breyer,  Evnin,  Klingenstein,
                    Patterson,  Sednaoui  and Swartz,  the  general  partners of
                    AI94, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   105,803
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 7 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V L.P. ("A5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,510 shares, except that Accel V Associates L.L.C. ("A5A"),
    NUMBER OF       the general  partner of A5, may be deemed to have sole power
     SHARES         to vote  these  shares,  and  ACP  Family  Partnership  L.P.
   BENEFICIALLY     ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
    OWNED BY        Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
      EACH          III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
    REPORTING       Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
     PERSON         Peter Wagner ("Wagner"), the managing members of A5A, may be
      WITH          deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    7,510  shares,  except that A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and  Wagner,  the  managing  members  of A5A,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,510
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 8 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V Associates L.L.C. ("A5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,510  shares,  all of which are  directly  owned by Accel V
    NUMBER OF       L.P. ("A5"). Accel V Associates L.L.C.  ("A5A"), the general
     SHARES         partner  of A5,  may be deemed  to have  sole  power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    7,510,  all of which  are  directly  owned by A5.  A5A,  the general  partner  of A5, may be deemed to have sole power to dispose of these  shares,  and ACPFP,  SFP,  Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of A5A,  may be  deemed  to have  shared  power  to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,510
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                         PAGE 9 OF 29 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund L.P. ("AISTF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,002   shares,   except   that   Accel   Internet/Strategic
    NUMBER OF       Technology Fund Associates  L.L.C.  ("AISTFA"),  the general
     SHARES         partner  of AISTF,  may be deemed to have sole power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B.  Evnin  ("Evnin"),  Donald  A.  Gooding
    REPORTING       ("Gooding"),   Eugene  D.  Hill,  III  ("Hill"),  Arthur  C.
     PERSON         Patterson  ("Patterson"),  G. Carter Sednaoui  ("Sednaoui"),
      WITH          James R. Swartz  ("Swartz") and J. Peter Wagner  ("Wagner"),
                    the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,002  shares,  except that A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and Wagner,  the managing  members of AISTFA,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,002
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 10 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,002   shares,   all  of   which   are   owned   by   Accel
    NUMBER OF       Internet/Strategic  Technology Fund L.P. ("AISTF").  AISTFA,
     SHARES         the  general  partner  of AISTF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and ACP Family Partnership L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,002 shares,  all of which are owned by AISTF.  AISTFA, the general  partner of AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of AISTF,  may be deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,002
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 11 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '96(B) L.P. ("AI96B")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,256 shares, except that James W. Breyer ("Breyer"), Arthur
    NUMBER OF       C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui ")
     SHARES         and James R.  Swartz  ("Swartz"),  the  general  partners of
   BENEFICIALLY     AI96B,  may be deemed  to have  shared  power to vote  these
    OWNED BY        shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    4,256 shares,  except that Breyer,  Patterson,  Sednaoui and
                    Swartz,  the general  partners of AI96(B),  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,256
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 12 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '99(C) L.P. ("AI99C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    54,437  shares,  except  that  James W.  Breyer  ("Breyer"),
    NUMBER OF       Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
     SHARES         ("Sednaoui  ") and James R. Swartz  ("Swartz"),  the general
   BENEFICIALLY     partners  of AI99C,  may be deemed to have  shared  power to
    OWNED BY        vote these shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    54,437 shares, except that SFP, Breyer, Patterson,  Sednaoui and Schwartz, the general partners of AI99(C), may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   54,437
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.20%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 13 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ACP Family Partnership, L.P. ("ACPFLP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    62,909
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       62,909
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   62,909
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 14 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,627,891  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  7,510 are directly  owned by Accel V
      EACH          L.P.   ("A5")  and  1,002  are   directly   owned  by  Accel
    REPORTING       Internet/Strategic  Technology Fund L.P. ("AISTF"). SFP is a
     PERSON         general  partner of Accel IV Associates  L.P.  ("A4A"),  the
      WITH          general  partner  of  A4,  a  managing  member  of  Accel  V
                    Associates L.L.C. ("A5A"), the general partner of A5, and is a  managing  member of Accel  Internet/Strategic  Technology
                    Fund Associates  L.L.C.  ("AISTFA"),  the general partner of
                    AISTF,  and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,627,891  shares,  of which 2,619,379 are directly owned by
                    A4,  7,510 are  directly  owned by A5 and 1,002 are directly owned by AISTF.  SFP is a general partner of A4A, a managing member of A5A, and is a managing  member of AISTFA,  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,627,891
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.04%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 15 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,846,719  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      EACH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
    REPORTING       Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
     PERSON         Accel V L.P.  ("A5"),  1002  are  directly  owned  by  Accel
      WITH          Internet Strategic Technology Fund L.P. ("AISTF"), 4,256 are
                    directly owned by Accel Investors '96(B) L.P.  ("AI96B") and
                    54,437 shares are directly owned by Accel Internet Investors
                    '99(C) L.P. ("AI99C").  Breyer is a general partner of Accel
                    IV Associates L.L.C.  ("A4A"), the general partner of A4, an officer of Accel Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner of AI94, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of
                    A5, a managing member of Accel Internet Strategic Technology
                    Fund  Associates  L.P.  ("AISTFA"),  the general  partner of
                    AISTF,  and a general  partner of AI96B and A199C and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,846,719  shares,  of which 2,619,379 are directly owned by
                    A4,  54,332 are directly  owned by AK,  105,803 are directly owned by AI94,  7,510  are  directly  owned by A5,  1002 are directly  owned by AISTF,  4,256 are directly owned by AI96B and 54,437 shares are directly  owned by AI99C.  Breyer is a general  partner  of A4A,  the  general  partner  of A4,  an officer  of AP&C,  a general  partner  of AI94,  a  managing member of A5A,  a managing  member of AISTFA,  and a general partner of AI96B and A199C, and may be deemed to have shared dispositive power with respect to these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,846,719
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 16 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,788,026  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      EACH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
    REPORTING       Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
     PERSON         Accel V L.P.  ("A5") and 1,002 are  directly  owned by Accel
      WITH          Internet Strategic Technology Fund L.P. ("AISTF").  Evnin is
                    a general partner of Accel IV Associates L.L.C. ("A4A"), the general  partner of A4, an  officer of Accel  Partners & Co.
                    Inc. ("AP&C"),  the general partner of AK, a general partner of AI93,  a  managing  member of Accel V  Associates  L.L.C.
                    ("A5A"), the general partner of A5, and a managing member of
                    Accel Internet  Strategic  Technology  Fund  Associates L.P.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,788,026  shares,  of which 2,619,379 are directly owned by
                    A4,  54,332 are directly  owned by AK,  105,803 are directly owned by AI94,  7,510 are directly owned by A5 and 1,002 are directly owned by AISTF.  Evnin is a general partner of A4A, an officer of AP&C,  a general  partner of AI94,  a managing member  A5A,  and a managing  member of  AISTFA,  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,788,026
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 17 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,788,026  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      EACH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
    REPORTING       Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
     PERSON         Accel V L.P.  ("A5") and 1,002 are  directly  owned by Accel
      WITH          Internet Strategic Technology Fund L.P. ("AISTF"). Hill is a
                    general partner of Accel IV Associates L.L.C.  ("A4A"),  the general  partner of A4, an  officer of Accel  Partners & Co.
                    Inc. ("AP&C"),  the general partner of AK, a general partner of AI93,  a  managing  member of Accel V  Associates  L.L.C.
                    ("A5A"), the general partner of A5, and a managing member of
                    Accel Internet  Strategic  Technology  Fund  Associates L.P.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,788,026  shares,  of which 2,619,379 are directly owned by
                    A4,  54,332 are directly  owned by AK,  105,803 are directly owned by AI94,  7,510 are directly owned by A5 and 1,002 are directly owned by AISTF.  Hill is a general  partner of A4A, an officer of AP&C,  a general  partner of AI94,  a managing member of A5A, and a managing  member of AISTFA,  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,788,026
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 18 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul H. Klingenstein ("Klingenstein")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,725,182  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P. ("A4") and 105,803 are directly owned by Accel
      EACH          Investors  '94  L.P.  ("AI94").  Klingenstein  is a  general
    REPORTING       partner of Accel IV Associates L.L.C. ("A4A"), and a general
     PERSON         partner of AI93,  and may be deemed to have shared  power to
      WITH          vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,725,182
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 19 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    62,909 shares which are shares  directly owned by Ellmore C.
    NUMBER OF       Patterson  Partners  ("ECPP").   Patterson  is  the  general
     SHARES         partner of ECPP and may be deemed to have sole power to vote
   BENEFICIALLY     the shares held by ECPP.
    OWNED BY        ------------------------------------------------------------
      EACH       6  SHARED VOTING POWER
    REPORTING       2,846,719  shares,  of which 2,619,379 are directly owned by
     PERSON         Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      WITH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
                    Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
                    Accel V L.P.  ("A5"),  1002  are  directly  owned  by  Accel
                    Internet Strategic Technology Fund L.P. ("AISTF"), 4,256 are
                    directly owned by Accel Investors '96(B) L.P.  ("AI96B") and
                    54,437 shares are directly owned by Accel Internet Investors
                    '99(C) L.P.  ("AI99C").  Patterson  is a general  partner of
                    Accel IV Associates L.L.C.  ("A4A"),  the general partner of
                    A4, an officer of Accel  Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general partner of AI94, a managing member of Accel V  Associates  L.L.C.  ("A5A"),  the general partner of A5, a managing member of Accel Internet Strategic
                    Technology  Fund  Associates  L.P.  ("AISTFA"),  the general partner of AISTF,  and a general  partner of AI96B and A199C and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    62,909  shares  which  are  directly  owned  by  Ellmore  C.
                    Patterson  Partners  ("ECPP").   Patterson  is  the  general
                    partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,846,719  shares,  of which  2,619,379  are directly  owned
                    byA4,  54,332 are directly owned by AK, 105,803 are directly owned by AI94,  7,510 are  directly  owned by A5,  1,002 are directly  owned by AISTF,  4,256 are directly owned by AI96B and 54,437 shares are directly  owned by AI99C.  Breyer is a general  partner  of A4A,  an  officer  of AP&C,  a  general partner of AI94, a managing member of A5A, a managing member of AISTFA, and a general partner of AI96B and A199C, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,909,628
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   12.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 20 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,846,719  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      EACH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
    REPORTING       Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
     PERSON         Accel V L.P.  ("A5"),  1002  are  directly  owned  by  Accel
      WITH          Internet Strategic Technology Fund L.P. ("AISTF"), 4,256 are
                    directly owned by Accel Investors '96(B) L.P.  ("AI96B") and
                    54,437 shares are directly owned by Accel Internet Investors
                    '99(C)  L.P.  ("AI99C").  Sednaoui  is a general  partner of
                    Accel IV Associates L.L.C.  ("A4A"),  the general partner of
                    A4, an officer of Accel  Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general partner of AI94, a managing member of Accel V  Associates  L.L.C.  ("A5A"),  the general partner of A5, a managing member of Accel Internet Strategic
                    Technology  Fund  Associates  L.P.  ("AISTFA"),  the general partner of AISTF,  and a general  partner of AI96B and A199C and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,846,719  shares,  of which  2,619,379  are directly  owned
                    byA4,  54,332 are directly owned by AK, 105,803 are directly owned by AI94,  7,510 are  directly  owned by A5,  1,002 are directly  owned by AISTF,  4,256 are directly owned by AI96B and 54,437 shares are directly owned by AI99C. Sednaoui is a general  partner  of A4A,  an  officer  of AP&C,  a  general partner of AI94, a managing member of A5A, a managing member of AISTFA, and a general partner of AI96B and A199C, and may be deemed to have shared power to dispose of these shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,846,719
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 62473C 10 1                                        PAGE 21 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Swartz ("Swartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,846,719  shares,  of which 2,619,379 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  54,332 are  directly  owned by Accel
      EACH          Keiretsu L.P.  ("AK"),  105,803 are directly  owned by Accel
    REPORTING       Investors  '94 L.P.  ("AI94"),  7,510 are directly  owned by
     PERSON         Accel V L.P.  ("A5"),  1002  are  directly  owned  by  Accel
      WITH          Internet Strategic Technology Fund L.P. ("AISTF"), 4,256 are
                    directly owned by Accel Investors '96(B) L.P.  ("AI96B") and
                    54,437 shares are directly owned by Accel Internet Investors
                    '99(C) L.P. ("AI99C").  Swartz is a general partner of Accel
                    IV Associates L.L.C.  ("A4A"), the general partner of A4, an officer of Accel Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner of AI94, a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of
                    A5, a managing member of Accel Internet Strategic Technology
                    Fund  Associates  L.P.  ("AISTFA"),  the general  partner of
                    AISTF,  and a general  partner of AI96B and A199C and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,846,719  shares,  of which  2,619,379  are directly  owned
                    byA4,  54,332 are directly owned by AK, 105,803 are directly owned by AI94,  7,510 are  directly  owned by A5,  1,002 are directly  owned by AISTF,  4,256 are directly owned by AI96B and 54,437 shares are directly  owned by AI99C.  Swartz is a general  partner  of A4A,  an  officer  of AP&C,  a  general partner of AI94, a managing member of A5A, a managing member of AISTFA, and a general partner of AI96B and A199C, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,846,719
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 62473C 10 1                                        PAGE 22 OF 29 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. Peter Wagner ("Wagner")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     67,205 shares,  of which 7,510 are directly owned by Accel V
    OWNED BY        L.P.   ("A5"),    1002   are   directly   owned   by   Accel
      EACH          Internet/Strategic Technology Fund L.P. ("AISTF") and 54,437
    REPORTING       are  directly  owned by  Accel  Investors  99(C)  ("AI99C").
     PERSON         Wagner is a  managing  member of Accel V  Associates  L.L.C.
      WITH          ("A5A"),  the  general  partner of A5, a managing  member of
                    Accel  Internet/Strategic  Technology  Fund  Associates L.P.
                    ("AISTFA"),  the  general  partner of AISTFA,  and a general partner of AI99C and may be deemed to have  shared  power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    67,205 shares,  of which 7,510 are directly owned by Accel V
                    L.P.   ("A5"),    1002   are   directly   owned   by   Accel
                    Internet/Strategic Technology Fund L.P. ("AISTF") and 54,437
                    are  directly  owned by  Accel  Investors  99(C)  ("AI99C").
                    Wagner is a  managing  member of Accel V  Associates  L.L.C.
                    ("A5A"),  the  general  partner of A5, a managing  member of
                    Accel  Internet/Strategic  Technology  Fund  Associates L.P.
                    ("AISTFA"),  the  general  partner of AISTFA,  and a general partner of AI99C and may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   67,205
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.30%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 23 of 29
ITEM 1(A).  NAME OF ISSUER

            Actuate Software Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            999 Baker Way, Suite 200
            San Mateo, CA  94404

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation ("AP&C"), Accel Investors '94 L.P., a Delaware limited partnership ("AI94"), Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company ("AISTFA"), Accel Investors `96(B) L.P., a Delaware limited partnership,Accel Investors `99(C), a Delaware limited partnership, ACP Family Limited Partnership, L.P. ("ACPFLP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership, James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz"), and J. Peter Wagner ("Wagner"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP

            A4, A4A, AK, AI96, AI99C, A5, AISTF, and SFP are Delaware limited partnerships. ACPFLP is a California limited partnership. AP&C is a Delaware corporation. A5A and AISTFA are Delaware limited liability companies. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 62473C 10 1

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:


                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:


                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK, A5, AISTF, AI94 AI96B, AI99C, the limited liability company agreements of A5A and AISTFA and the operating agreement of AP&C, the general and limited partners, members or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                                                   Page 26 of 29
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

Entities:      Accel IV L.P.
               Accel IV Associates L.P.
               Accel Keiretsu L.P.
               Accel Investors '94 L.P.
               Accel Partners and Co. Inc.
               Accel V L.P.
               Accel V Associates L.P.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Associates Fund L.P.
               Accel Investors `96(B) L.P.
               Accel Investors `99(C) L.P. ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                 By: /s/ G. Carter Sednaoui
                                                    ----------------------------
                                                    G. Carter Sednaoui,
                                                    Attorney-in-fact for the
                                                    above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Paul H. Klingenstein
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner

                                                 By: /s/ G. Carter Sednaoui
                                                     ---------------------------
                                                     G. Carter Sednaoui,
                                                     Attorney-in-fact for the
                                                     above-listed individuals

                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                    28

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact          29

                                   Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of HearMe, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Dated: February 10, 2000

Entities:      Accel IV L.P.
               Accel IV Associates L.P.
               Accel Keiretsu L.P.
               Accel Investors '94 L.P.
               Accel Partners and Co. Inc.
               Accel V L.P.
               Accel V Associates L.P.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Associates Fund L.P.
               Accel Investors `96(B) L.P.
               Accel Investors `99(C) L.P. ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                 By: /s/ G. Carter Sednaoui
                                                    ----------------------------
                                                    G. Carter Sednaoui,
                                                    Attorney-in-fact for the
                                                    above-listed entities


Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Paul H. Klingenstein
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner              By: /s/ G. Carter Sednaoui
                                                    -------------------------
                                                    G. Carter Sednaoui,
                                                    Attorney-in-fact for the
                                                    above-listed individuals

                                                                   Page 29 of 29
                                    Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact

     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.